Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr. Executive VP, Chief Financial & Strategy Officer, and Treasurer (864) 298-9800

GREENVILLE, S.C. (January 28, 2025) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third quarter of fiscal 2025.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2025 THIRD QUARTER RESULTS

Third fiscal quarter highlights

During its third fiscal quarter, World Acceptance Corporation achieved improved loan growth while continuing to focus on credit quality. Management believes that continuing to carefully invest in our best customers and closely monitoring performance has strengthened the Company's financial position and positioned us well for the remainder of the fiscal year.

Highlights from the third quarter include:

•	Increase in total revenues to $138.6 million, including a 208 basis point yield increase compared to the same quarter in the prior year
•	Net income of $13.4 million
•	Diluted net income per share of $2.45
•	Recency delinquency on accounts 90+ days past due improved to 3.4% at December 31, 2024, from 3.7% at December 31, 2023

Portfolio results

Gross loans outstanding were $1.38 billion as of December 31, 2024, a 1.4% decrease from the $1.40 billion of gross loans outstanding as of December 31, 2023. During the most recent quarter, gross loans outstanding increased sequentially 6.6%, or $85.6 million, from $1.30 billion as of September 30, 2024, compared to an increase of 1.5%, or $21.1 million, in the comparable quarter of the prior year.

During the most recent quarter, we saw improvement in borrowing from new, former and existing customers compared to the same quarter of fiscal year 2024. Specifically, new, former and refinance loan customer volume during the quarter increased 22.6%, 13.9% and 1.5%, respectively, compared to the same quarter of fiscal year 2024. Our customer base increased by 3.7% during the twelve-month period ended December 31, 2024, compared to a decrease of 2.4% for the comparable period ended December 31, 2023. During the quarter ended December 31, 2024, the number of unique borrowers in the portfolio increased by 6.2% compared to an increase of 2.4% during the quarter ended December 31, 2023. We continued to improve the gross yield to expected loss ratio for all new, former and refinance customer originations and will continue to monitor performance indicators and adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances by customer type for the following comparative quarterly periods:

	Q3 FY 2025	Q3 FY 2024	Q3 FY 2023
New Customers	$57,332,913	$46,768,269	$28,909,629
Former Customers	$109,982,248	$96,582,426	$94,505,522
Refinance Customers	$609,851,426	$600,866,594	$664,382,650

As of December 31, 2024, the Company had 1,035 open branches. For branches open at least twelve months, same store gross loans decreased 0.2% in the twelve-month period ended December 31, 2024, compared to a decrease of 8.2% for the twelve-month period ended December 31, 2023. For branches open throughout both periods, the customer base over the twelve-month period ended December 31, 2024, increased 4.9% compared to a decrease of 0.8% for the twelve-month period ended December 31, 2023.

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WRLD Reports Fiscal 2025 Third Quarter Results

Three-month financial results

Net income for the third quarter of fiscal 2025 decreased to $13.4 million compared to $16.7 million for the same quarter of the prior year. Net income per diluted share decreased to $2.45 per share in the third quarter of fiscal 2025 compared to $2.84 per share for the same quarter of the prior year. Although net income was negatively impacted by an increase in provision for credit losses, primarily related to our new growth, we expect solid returns on our third quarter originations given early payment performance and yield.

Total revenues for the third quarter of fiscal 2025 increased to $138.6 million, a 0.6% increase from $137.7 million for the same quarter of the prior year. Interest and fee income increased 3.1%, from $118.7 million in the third quarter of fiscal 2024 to $122.4 million in the third quarter of fiscal 2025. Insurance income decreased by 14.1% to $12.5 million in the third quarter of fiscal 2025 compared to $14.5 million in the third quarter of fiscal 2024. The large loan portfolio decreased from 55.2% of the overall portfolio as of December 31, 2023, to 48.2% as of December 31, 2024. Interest and insurance yields for the quarter ended December 31, 2024, increased 332 and 208 basis points compared to the quarters ended March 31, 2024 and December 31, 2023, respectively. Other income decreased $0.8 million, or 17.3%, to $3.8 million in the third quarter of fiscal 2025 compared to $4.6 million in the third quarter of fiscal 2024. The decrease in other income is the result of lower motor club sales driven by fewer large loan customers.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $3.5 million to $44.1 million from $40.6 million when comparing the third quarter of fiscal 2025 to the third quarter of fiscal 2024. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q3 FY 2025	Q3 FY 2024	Difference	Reconciliation
Beginning Allowance - September 30	$114.5	$128.9	$(14.4)
Change due to Growth	$7.6	$2.0	$5.6	$5.6
Change due to Expected Loss Rate on Performing Loans	$(5.6)	$(10.0)	$4.4	$4.4
Change due to 90 day past due	$(0.3)	$0.2	$(0.5)	$(0.5)
Ending Allowance - December 31	$116.2	$121.1	$(4.9)	$9.5
Net Charge-offs	$42.4	$48.4	$(6.0)	$(6.0)
Provision	$44.1	$40.6	$3.5	$3.5

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision was negatively impacted by higher growth and a smaller decrease in expected loss rates compared to the same quarter of the prior year. Specifically, expected loss rates were negatively impacted by an increase in our 0-5 month customers, our riskiest customers, as a percentage of the portfolio during the current quarter.

Net charge-offs for the quarter decreased $6.0 million, from $48.4 million in the third quarter of fiscal 2024 to $42.4 million in the third quarter of fiscal 2025. Net charge-offs as a percentage of average net loan receivables on an annualized basis decreased to 17.2% in the third quarter of fiscal 2025 from 19.1% in the third quarter of fiscal 2024.

Accounts 61 days or more past due decreased to 5.7% on a recency basis at December 31, 2024, compared to 5.8% at December 31, 2023. Our allowance for credit losses as a percent of net loans receivable was 11.4% at December 31, 2024, compared to 11.8% at December 31, 2023. We also experienced improvement in recency delinquency on accounts at least 90 days past due, improving from 3.7% at December 31, 2023, to 3.4% at December 31, 2024.

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WRLD Reports Fiscal 2025 Third Quarter Results

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last two and a half years, we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
12/31/2019	$489,940,306	$882,877,242	$1,372,817,548
12/31/2020	$413,509,916	$851,073,804	$1,264,583,720
12/31/2021	$527,433,398	$1,078,703,853	$1,606,137,251
12/31/2022	$421,291,725	$1,132,819,599	$1,554,111,324
12/31/2023	$315,059,832	$1,085,605,652	$1,400,665,484
12/31/2024	$310,926,501	$1,070,584,174	$1,381,510,675

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2019	$63,055,397	$50,856,512	$113,911,909
12/31/2020	$(76,430,390)	$(31,803,438)	$(108,233,828)
12/31/2021	$113,923,482	$227,630,049	$341,553,531
12/31/2022	$(106,141,673)	$54,115,746	$(52,025,927)
12/31/2023	$(106,231,893)	$(47,213,947)	$(153,445,840)
12/31/2024	$(4,133,331)	$(15,021,478)	$(19,154,809)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
12/31/2019	35.7%	64.3%
12/31/2020	32.7%	67.3%
12/31/2021	32.8%	67.2%
12/31/2022	27.1%	72.9%
12/31/2023	22.5%	77.5%
12/31/2024	22.5%	77.5%

General and administrative (“G&A”) expenses increased $1.3 million, or 2.0%, to $67.2 million in the third quarter of fiscal 2025 compared to $65.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 47.8% during the third quarter of fiscal 2024 to 48.5% during the third quarter of fiscal 2025. G&A expenses per average open branch increased by 3.3% when comparing the third quarter of fiscal 2025 to the third quarter of fiscal 2024.

Personnel expense increased $1.2 million, or 3.0%, during the third quarter of fiscal 2025 as compared to the third quarter of fiscal 2024. Salary expense increased approximately $0.4 million, or 1.1%, during the quarter ended December 31, 2024, compared to the quarter ended December 31, 2023. Our headcount as of December 31, 2024, decreased 3.1% compared to December 31, 2023. Benefit expense decreased approximately $0.7 million, or 8.8%, when comparing the quarterly periods ended December 31, 2024 and 2023. Incentive expense increased $1.9 million, in the third quarter of fiscal 2025 compared to the third quarter of fiscal 2024. The increase in incentive expense is mostly due to an increase in bonuses paid.

Occupancy and equipment expense increased $0.2 million, or 1.7%, when comparing the quarterly periods ended December 31, 2024 and 2023.

Advertising expense increased $0.7 million, or 19.5%, in the third quarter of fiscal 2025 compared to the third quarter of fiscal 2024 due to increased spending on customer acquisition programs.

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WRLD Reports Fiscal 2025 Third Quarter Results

Interest expense for the quarter ended December 31, 2024, decreased by $0.4 million, or 3.4%, from the corresponding quarter of the previous year. Interest expense decreased due to a 5.8% decrease in average debt outstanding for the quarter and a 2.4% decrease in the effective interest rate from 8.6% to 8.4%. The average debt outstanding decreased from $567.1 million to $534.0 million when comparing the quarters ended December 31, 2024 and 2023. The Company’s debt to equity ratio decreased to 1.3:1 at December 31, 2024, compared to 1.4:1 at December 31, 2023. As of December 31, 2024, the Company had $559.9 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $15.7 million of its previously issued bonds for a purchase price of $15.6 million during the third quarter of fiscal 2025.

Other key return ratios for the third quarter of fiscal 2025 included a 7.5% return on average assets and a return on average equity of 19.2% (both on a trailing twelve-month basis).

The Company repurchased 9,465 shares of its common stock on the open market at an aggregate purchase price of approximately $1.0 million during the third quarter of fiscal 2025. This is in addition to repurchases of 165,167 shares during the first half of fiscal 2025 at an aggregate purchase price of approximately $21.1 million. As of December 31, 2024, the Company had $9.0 million in aggregate remaining repurchase capacity under its current share repurchase program and approximately $32.2 million under the terms of our debt facilities (subject to further board approval). The Company repurchased 295,201 shares during fiscal 2024 at an aggregate purchase price of approximately $36.2 million. The Company had approximately 5.4 million common shares outstanding, excluding 352,620 unvested restricted shares, as of December 31, 2024.

Nine-Month Results

Net income for the nine months ended December 31, 2024, increased $3.2 million to $45.5 million compared to $42.3 million for the same period of the prior year. This resulted in a net income of $8.23 per diluted share for the nine months ended December 31, 2024, compared to $7.17 per diluted share in the prior-year period. Total revenues for the first nine months of fiscal 2025 decreased 3.5% to $399.6 million, compared to $413.9 million during the corresponding period of the previous year due to a decrease in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 17.4% during the first nine months of fiscal 2024 to 17.1% for the first nine months of fiscal 2025.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=1DhfUuWc. The call will be available for replay on the Internet for approximately 30 days.

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WRLD Reports Fiscal 2025 Third Quarter Results

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the new U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2024, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2025 Third Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023
Revenues:
Interest and fee income	$122,390	$118,665	$347,457	$352,237
Insurance and other income, net	16,242	19,084	52,113	61,711
Total revenues	138,632	137,749	399,570	413,948

Expenses:
Provision for credit losses	44,103	40,632	136,191	127,697
General and administrative expenses:
Personnel	41,075	39,890	99,805	120,120
Occupancy and equipment	12,293	12,090	36,794	37,138
Advertising	4,448	3,721	8,926	8,712
Amortization of intangible assets	938	1,051	2,903	3,183
Other	8,469	9,157	26,564	27,829
Total general and administrative expenses	67,223	65,909	174,992	196,982

Interest expense	11,294	11,690	31,520	36,475
Total expenses	122,620	118,231	342,703	361,154

Income before income taxes	16,012	19,518	56,867	52,794

Income tax expense	2,624	2,853	11,404	10,508

Net income	$13,388	$16,665	$45,463	$42,286

Net income per common share, diluted	$2.45	$2.84	$8.23	$7.17

Weighted average diluted shares outstanding	5,464	5,860	5,527	5,897

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WRLD Reports Fiscal 2025 Third Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	December 31, 2024	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$15,583	$11,839	$12,776
Gross loans receivable	1,381,462	1,277,149	1,400,622
Less:
Unearned interest, insurance and fees	(361,444)	(326,746)	(372,311)
Allowance for credit losses	(116,111)	(102,963)	(121,082)
Loans receivable, net	903,907	847,440	907,229
Income taxes receivable	7,188	3,091	1,717
Operating lease right-of-use assets, net	78,857	79,501	80,049
Property and equipment, net	20,551	22,897	23,196
Deferred income taxes, net	31,967	30,943	37,048
Other assets, net	36,775	42,199	38,045
Goodwill	7,371	7,371	7,371
Intangible assets, net	8,301	11,070	12,107
Total assets	$1,110,500	$1,056,351	$1,119,538

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$335,949	$223,419	$305,089
Senior unsecured notes payable, net	223,910	272,610	279,916
Operating lease liability	81,207	81,921	82,471
Accounts payable and accrued expenses	41,264	53,974	45,043
Total liabilities	682,330	631,924	712,519

Shareholders' equity	428,170	424,427	407,019
Total liabilities and shareholders' equity	$1,110,500	$1,056,351	$1,119,538

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WRLD Reports Fiscal 2025 Third Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023

Gross loans receivable	$1,381,462	$1,400,622	$1,381,462	$1,400,622
Average gross loans receivable (1)	1,336,375	1,383,194	1,299,519	1,388,752
Net loans receivable (2)	1,020,018	1,028,311	1,020,018	1,028,311
Average net loans receivable (3)	987,833	1,014,113	961,767	1,015,237

Expenses as a percentage of total revenue:
Provision for credit losses	31.8%	29.5%	34.1%	30.8%
General and administrative	48.5%	47.8%	43.8%	47.6%
Interest expense	8.1%	8.5%	7.9%	8.8%
Operating income as a % of total revenue (4)	19.7%	22.7%	22.1%	21.6%

Loan volume (5)	777,197	744,193	2,161,632	2,133,642

Net charge-offs as percent of average net loans receivable on an annualized basis	17.2%	19.1%	17.1%	17.4%

Return on average assets (trailing 12 months)	7.5%	6.0%	7.5%	6.0%

Return on average equity (trailing 12 months)	19.2%	17.3%	19.2%	17.3%

Branches opened or acquired (merged or closed), net	(10)	(1)	(13)	(21)

Branches open (at period end)	1,035	1,052	1,035	1,052

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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